EXHIBIT 10-F

Colgate-Palmolive Company

Restated and Amended

Deferred Compensation Plan for Non-Employee Directors

As Amended October 9, 1997

AMENDMENT

Effective January 1, 2005, the Plan is hereby amended to read as follows (with added language bolded and underlined and deleted language struck through):

1.	Section 2.2(a) is amended to read as follows:

2.2	Election to Participate.

(a) Each Director may elect to defer payment of all or any portion (in increments of 25%) of his or her Compensation that is payable during the immediately succeeding Plan Year. Such election must be made by December 31 of the Plan Year preceding the Plan Year in which such Compensation otherwise would be paid. A Director who first becomes eligible to participate in the Plan after the beginning of a Plan Year must make his election no later than thirty (30) days after he first becomes eligible, and such election shall be effective only with respect to amounts earned after the date of the election.

2.	Section 2.5(c) is amended to read as follows:

(c) A Participant’s elections referred to in paragraphs (a) and (b) above must be in writing and be delivered to the Committee with such Participant’s election pursuant to Section 2.2. With respect to amounts attributable to pre-2005 Plan Years, unless such elections are made irrevocable by their terms, a Participant, at any time on or before

December 1 of the Plan Year preceding the Plan Year in which distribution of such Participant’s Stock Account is to commence, may request that such elections be changed. Such request must be in writing and must be delivered to the Committee prior to such December 1. The Committee shall have the sole discretion to permit or deny such request. With respect to amounts attributable to post-2004 Plan Years, any election made under paragraphs (a) and (b) above may not be changed by any later election except that payment may be delayed, an election (or deemed elections) of a single installment may be changed to annual installment payments, or the number of annual installment payment may be increased (but not in excess of ten) if the following requirements are met:

(i) the election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;

(ii) except for payments made pursuant to Sections 2.7 and 2.9, the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made; and

(iii) any election related to payments that would otherwise have commenced as of a specified time as opposed to the cessation of services as a Director may not be made less than twelve months prior to the date on which such payments would otherwise have commenced.

3.	Section 2.5 is amended by adding a new subsection (e) which reads as follows:

(e) Notwithstanding any other provision of this Plan, if the Company determines that a Participant is a “specified employee” subject to the special rule of Section 409(A)(2)(B)(i) of the Code, all distributions of amounts attributable to post-2004 years that are being made on account of the Participant’s separation from service before the date which is six months after his or her separation shall instead be made in a single lump sum, on or as soon as practicable following the earlier of (i) the date which is six months after his or her separation, or (ii) the date of his or her death.

4.	Section 2.7 is amended to read as follows:

2.7	Severe Financial Hardship.

Notwithstanding any other Section of this Article 2, with respect to amounts attributable to pre-2005 Plan Years, at the written request of a Participant or a Participant’s legal representative, the Committee, in its sole discretion upon a finding that continued deferral will result in severe financial hardship to the Participant, may authorize (i) the payment of all or a part of a Participant’s Stock Account in a single installment prior to his or her ceasing to be a Director or (ii) the acceleration of payment of any multiple installments thereof. With respect to amounts attributable to post-2004 years, a payment under this Section 2.7 will be permitted only in the event of an “Unforeseeable Emergency.” For this purpose, an “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in section 152 of the Internal Revenue Code of 1986, as amended, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an “Unforeseeable Emergency” may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under this Plan. The determination of whether and to what extent a distribution is permitted pursuant to this Section 2.7 shall be made by the Committee.

5.	A new Section 4.11 is added to the Plan which reads as follows:

4.11	Plan to Comply with Code Section 409A.

Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.